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                                                                    Exhibit 10.3

                                  July 30, 1999




Mannesmann Pipe & Steel Corp.
1990 Post Oak Blvd., Suite 1800
Houston, Texas 77056

        RE: Amended and Restated Sales Representation Agreement dated as of October 30, 1998 (the "Agreement") between Geneva Steel Company ("Geneva") and Mannesmann Pipe & Steel Corporation ("Mannesmann")

Gentlemen:

        Pursuant to Section 12 of the foregoing Agreement, Mannesmann has agreed to provide full cooperation in accomplishing a transition of customers and sales force in the event of a termination of the Agreement. This letter confirms that such cooperation will include the following:

        1. Assignment of Open Accounts. Within ninety (90) days after the date of termination, Mannesmann shall assign to Geneva any and all receivables for Products sold by Mannesmann and which remain uncollected on the date of termination and Geneva will fund such receivables to Mannesmann within ninety
(90) days after having receiving notice of such assignment.

        2. Administration of Open Accounts. Mannesmann, upon Geneva's request, shall continue to administer all orders that are open on the date of termination. To the extent not already paid, all moneys owed Geneva for shipments against such orders shall be remitted by wire by Mannesmann to Geneva within five (5) working days after receipt of payment from customers. The administration of any orders which remain open after ninety (90) days from the date of termination shall become the responsibility of Geneva, and any payments which Mannesmann may have made for material which remains undelivered at such time shall be refunded to Mannesmann within ninety (90) days thereafter.

        In addition to the foregoing, this letter confirms that Geneva has no objection to the insertion the following language in Mannesmann's Terms and Conditions of Sale:

        1. On the face of the Terms and Conditions:

        THIS CONTRACT INCORPORATES FURTHER TERMS AND CONDITIONS ON THE REVERSE HEREOF. THIS CONTRACT IS FOR THE SALE OF GENEVA STEEL COMPANY ("GENEVA") PRODUCTS ONLY. BUYER AND SELLER RECOGNIZE THAT THE FAILURE OF GENEVA TO SUPPLY PRODUCTS TO


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Mannesmann Pipe & Steel Corp.
July 30, 1999
Page 2

        SELLER IS AN EVENT OF FORCE MAJEURE PURSUANT TO SECTION 8 OF THE TERMS AND CONDITIONS SET FORTH ON THE REVERSE HEREOF. YOUR SPECIAL ATTENTION IS ALSO DIRECTED TO PARAGRAPH 10, WARRANTY DISCLAIMER, AND PARAGRAPH 11, LIMITATION OF REMEDIES.

        2. The handwritten changes to Sections 1, 3, 5 and 8 of the General Terms and Conditions attached hereto are acceptable to Geneva.

        3. The additional language outlined in Sections 12 and 15 of your fax of June 17, 1999 are acceptable. The balance of the suggested changes to the Terms and Conditions of Sale, including those proposed for Sections 1, 10, 11 and 17, will not be made.

        Finally, this letter confirms Mannesmann's agreement that in the event Geneva assumes the Agreement under applicable bankruptcy procedures, the notice of termination provided for in the last sentence of Section 10 of the Agreement will be considered timely if given by August 31, 1999.

        If the foregoing meets accurately reflects Mannesmann's understanding and agreement, please indicate by signing and returning a copy of this letter by facsimile. Nothing set forth in this letter is intended to or shall be deemed to be an assumption by Geneva of the Agreement, which assumption is hereby expressly disclaimed by Geneva.

                                      Sincerely,


                                      Ken C. Johnsen


AGREED TO AND ACCEPTED:

Mannesmann Pipe & Steel Corporation


By  /s/ Tim A. Taylor
    --------------------------------------------------------------
    Tim A. Taylor, Vice President-Finance